                             PROSPECTUS SUPPLEMENT
                     (To prospectus dated February 2, 2001)

                                4,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK
                               ------------------

    MCSi, Inc. is offering 4,000,000 shares of common stock.

    Our common stock currently trades on the Nasdaq National Market under the symbol "MCSI." As of August 14, we had 12,375,272 shares of common stock issued and outstanding. On August 14, 2001, the last reported closing sale price of the common stock on the Nasdaq National Market was $12.05 per share.

    INVESTING IN OUR COMMON STOCK INVOLVES RISK. FOR MORE INFORMATION, SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS.

                                                          PRICE TO     UNDERWRITING   PROCEEDS TO
                                                           PUBLIC      COMMISSIONS    THE COMPANY
                                                         -----------   ------------   -----------
Per Share..............................................  $     11.50    $     0.58    $     10.92
Total..................................................  $46,000,000    $2,300,000    $43,700,000

    The underwriters may also purchase up to an additional 600,000 shares at the public offering price, less the underwriting commissions, from us within 30 days from the date of this prospectus supplement to cover over-allotments.

    The underwriters expect to deliver the shares against payment on August 20, 2001.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

FRIEDMAN BILLINGS RAMSEY                                 WILLIAM BLAIR & COMPANY

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS AUGUST 14, 2001

                          INSIDE FRONT COVER GRAPHICS

TEXT ON RIGHT SIDE OF PAGE:

    MCSi, Inc. is North America's leading supplier and integrator of presentation, computing, networking, and broadcast technology.

    With a rich legacy of field service in more than 118 locations throughout the continent, and a legion of best-of-breed partnerships with leading manufacturers, MCSi, Inc. subscribes to a proprietary, total-solutions approach that answers to the world's most demanding clientele.

    We channel our global strength and vertical market expertise into strategic initiatives from systems design, integration and support, to specialty offerings like E-commerce programs, staging and rentals, creative presentation services and remote multimedia management.

    The ability to provide innovative, technically-sophisticated solutions to meet the growing demand for improved communication evolved from our solid background in audio-visual systems, broadcast media, and computer technology.

    Our foresight and unique ability to converge these three key industries have given us a distinct advantage in the systems integration marketplace worldwide.

    [On the left side of page are pictures of integration projects for Chevron, Fox Sports Net and Cablevision.]

Text at bottom of page:

MCSi, Inc.

Headquarters

4750 Hempstead Station Drive

Dayton, Ohio 45429

800-875-5211 Toll Free

937-291-8282 Phone

937-291-8288 Fax

www.mcsinet.com

[Logo]

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
PROSPECTUS SUPPLEMENT
About this Prospectus Supplement............................     S-1
Prospectus Supplement Summary...............................     S-2
The Offering................................................     S-8
Special Note Regarding Forward-Looking Statements...........     S-9
Use of Proceeds.............................................     S-9
Capitalization..............................................    S-10
Dividend Policy.............................................    S-10
Common Stock Price Range....................................    S-10
Selected Consolidated Financial Data........................    S-11
Pro Forma Information.......................................    S-12
Description of Capital Stock................................    S-12
Underwriting................................................    S-15
Legal Matters...............................................    S-17
Experts.....................................................    S-17

PROSPECTUS
About this Prospectus.......................................      ii
Prospectus Summary..........................................       1
Risk Factors................................................       3
Use of Proceeds.............................................       5
Plan of Distribution........................................       6
Legal Matters...............................................       7
Experts.....................................................       7
Where You Can Find More Information.........................       7

                        ABOUT THIS PROSPECTUS SUPPLEMENT

    You should read this prospectus supplement along with the accompanying prospectus and the information incorporated by reference carefully before you invest. Both documents, together with the information incorporated by reference, contain important information you should consider when making your investment decision. This prospectus supplement contains information about the common stock offered hereby, and the prospectus contains information about our company generally and the "shelf" registration of the common stock, some of which may not apply to this offering. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. You should rely only on the information provided in this prospectus supplement, the accompanying prospectus or incorporated by reference in the accompanying prospectus. We have not authorized anyone to provide you with different information.

    When used in this prospectus supplement, the terms "MCSi", "we", "our", "us" and the "Company" refer to MCSi, Inc. and its consolidated subsidiaries.

                         PROSPECTUS SUPPLEMENT SUMMARY

    This prospectus supplement summary highlights information contained elsewhere in this prospectus supplement or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that you should consider before deciding to invest in the MCSi common stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the "Risk Factors" section, and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including the sections "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Safe Harbor Under the Private Securities Litigation Reform Act of 1995" in MCSi's Annual Report on Form 10-K for the year ended December 31, 2000.

                                  THE COMPANY

    We are a provider of integrated technical services and audio-visual presentation, broadcast and computer technology products. The convergence of audio, data, visual communications and computer network systems has created the need for sophisticated providers of these products with the ability to design, source, install and service complex systems. We believe that we are one of the country's leading designers and integrators of custom configured and integrated audio, video and data display, broadcasting, conferencing and networking systems. These systems are designed for use in board and conference rooms, lecture halls, theaters, command and control centers, museums, churches, professional broadcast facilities and streaming network facilities. Our 118 offices throughout the United States and Canada allow us to provide consistent services for projects of local, regional and national scope.

    Our competitive strengths include:

    - Our highly skilled direct sales specialists that sell nationally known audio-visual presentation, broadcast, professional video, computer technology, multimedia conferencing and networking products.

    - Our technical service specialists that design, install and service sophisticated systems.

    - Our strong relationship with over 500 original equipment manufacturers, including Sharp Electronics, NEC, InFocus/Proxima, Lexmark, Sony, Hitachi and Epson.

    - Our selection of more than 75,000 different products: presentation products, including projectors and electronic whiteboards; broadcast and pro-video products, including document cameras; and computer technology products, including printers, computers and accessories.

    - Our long-standing relationships with more than 50,000 active customers, which include small to medium sized businesses as well as large corporations, governments and educational institutions.

    - The growing demand for complex integration projects from blue-chip clients, such as Boeing, Hewlett-Packard, McDonald's, Microsoft and Turner/Time-Warner.

    Although we have sold audio-visual and computer technology products from our inception, we began to focus on the integration services related to those products in 1998 when we acquired Electronic Image Systems, Inc. Since that time, we have grown the integration services portion of our business both internally and by acquisition, the most recent of which was the acquisition of certain assets from, and the hiring of 320 people formerly associated with, the bankrupt estate of the Intellisys Group, Inc. in December 2000. We believe that our integration services provide better margins than our audio-visual and computer technology products and expect that portion of our business to grow in the near term, subject to the factors set forth below.

    We have grown through a combination of strong internal growth and accretive acquisitions. Our net sales have increased from $63.4 million in 1996 to $895.7 million in 2000, representing a 94% compound annual rate of revenue growth. Our net sales totaled $466.7 million for the six months ended June 30, 2001 compared to $439.6 million for the same period in 2000.

    We operate in one business segment. For information about our products and geographic regions, see Notes 1 and 14 to the Consolidated Financial Statements for the year ended December 31, 2000, which are incorporated by reference herein.

STRATEGY

    Highlights of our business strategy include the following:

    - OPERATE AT THE CONVERGENCE OF AUDIO, DATA, VISUAL, BROADCAST AND COMPUTER TECHNOLOGY. The convergence of audio, data, visual communications, broadcast and computer network systems has created the need for sophisticated providers of equipment that have the ability to design, install and service complex systems. With our combination of technical personnel and over 75,000 products, we are uniquely positioned to fill this need.

    - LEVERAGE EXISTING CUSTOMER BASE. We intend to continue to grow revenue and increase margins by migrating our 50,000 active customers from transactional product sales to increasingly higher value added activities. These activities include pre-engineered projects with custom configuration, systems integration projects and full project management work.

    - CONTINUE TO ATTRACT TECHNICAL PERSONNEL. We have technical personnel that design, install, integrate and service audio-visual presentation, data, broadcast and computer technology products. We intend to continue to attract and retain technical personnel by providing excellent economic opportunities, interesting state-of-the art project work and substantive training.

    - PROVIDE BROAD GEOGRAPHIC COVERAGE. We maintain 118 locations across the United States and Canada. This allows us to perform consistent technical services for installation and integration projects of local, regional and national scope. Most of our competitors offering similar services operate at the local level, which would require a client with multiple locations to find multiple suppliers. Our ability to work on a broader scale will increase the liklihood of obtaining larger, higher margin projects for large organizations.

    - PROVIDE SUPERIOR CUSTOMER SERVICE. We offer our clients superior customer service through our knowledgeable and motivated sales force, our experienced staff of technical personnel and our customer service staff. We have invested considerable resources in hiring and training these personnel because they allow us to add significant value to the services we provide to our customers, creating strong customer relationships.

    - MAINTAIN STRONG SUPPLIER RELATIONSHIPS. As a leading reseller of audio-visual, presentation, broadcast and computer technology products, we have strong relationships with over 500 original equipment manufacturers, including Hewlett-Packard, Sharp Electronics, NEC, InFocus, Proxima, Lexmark, Sony, Extron and Epson. We have been able to leverage our position as a market leader into advantageous relationships with many of our major suppliers, giving us a price and service advantage over smaller competitors. This is an advantage for us in both products sales as well as integration projects where we install equipment sourced through our suppliers.

MARKET OVERVIEW

    We operate at the confluence of three markets.

    AUDIO-VISUAL INTEGRATION SYSTEMS PROVIDERS. According to Kayye Consulting, the annual world-wide audio-visual systems integration market was over $7 billion in 2000. This market is characterized by many small regional companies with highly focused areas of expertise. This market requires integrators to be intimately familiar with their clients in order to best design, configure and implement computer technology and advanced presentation hardware to fulfill individual business needs. There exists an underserved market as regional contractors cannot meet the demands of national clients requiring standardized service across all of their locations from integrators who are familiar with their technological and business requirements. VARBUSINESS estimates that there are roughly 95,000 primarily small, regionally focused companies in North America that are both resellers and service providers/ integrators of information technology products and that while the overall number of firms in this industry has remained flat over the last several years, the composition of firms has changed substantially. According to VARBUSINESS, in 2000 the count of consultants and network integrators surged by 26% and 82% respectively, while distributors fell by 52%. This dramatic growth is reflective of the growing reliance organizations have on integration service providers who are familiar with their information technology requirements and can provide value-added services such as design, project management installation and product service.

    AUDIO-VISUAL PRODUCTS. According to Worldwide Data Group, the estimated $5.5 billion worldwide projector market for 2000 is mostly comprised of product and systems sales, with services representing roughly one-quarter of potential revenue. Industry sources estimate unit growth of 26% in 2001. Service revenue is expected to grow faster as demand for systems integration becomes more widespread.

    COMPUTER TECHNOLOGY PRODUCTS AND SERVICES. Frost & Sullivan estimates that the U.S. retail computer and office automation supply and configuration market totaled approximately $30 billion in 1999 and estimates that the U.S. market for computer and office automation supplies and configuration will grow at a compound annual rate of approximately 6% to 8% over the next two years. The current size of the industry and its potential for future growth can be attributed to: (i) the increasing automation of the workplace as evidenced by the widespread use of personal computers, printers and computer network systems,
(ii) the decline in unit prices of computer hardware and peripherals, making them more affordable to individuals and small and medium sized businesses,
(iii) the evolution of high-quality printers that require more consumable supplies than older, less sophisticated printers, and (iv) the growth in business presentation and graphics software, which results in the use of audio-visual presentation hardware.

PRODUCTS AND SERVICES

    We sell more than 75,000 different audio-visual, presentation, broadcast and computer technology and computer consumable products. We regularly update our product line to reflect advances in technology and to avoid product obsolescence. Our major products include computer technology products, audio-visual presentation products, technologies and accessories, broadcast and professional video products, technologies and accessories, as well as LCD and DLP projectors, video production and editing equipment, and a wide range of broadcast, production and post-production products.

    We design, engineer and integrate systems for group communication facilities. These facilities support the presentation of graphics, audio, video and data that allow participants to access and exchange information in interactive settings. These systems include large screen projection, video and audio conferencing, data/video walls, interactive kiosks, 3D displays, public address systems, closed circuit television and simulator displays. Our clients use these systems for meetings, training and education, and sales and marketing presentations in single or multiple locations. We create or enhance these systems for use in board and conference rooms, lecture halls, theatres, command and control centers, museums, theme parks, churches, home theatres and video conferencing centers.

    We design, integrate and maintain broadcast, professional video and networking support systems. These systems include analog and digital video origination, graphics design, post-production and distribution equipment and systems. They are used to create broadcast-quality video productions. Our clients for these services include independent producers, Internet streaming media companies, internal corporate, governmental, religious and educational production facilities, post production companies and major broadcast, cable and satellite companies. Some of our clients have been The Weather Channel, Turner Broadcasting System, Inc., FOX Sports Network and Panasonic. As the federal government continues to mandate the introduction of high definition digital television, we believe that the broadcast and video production industry will increasingly replace analog components with digital technology that will create significant sales opportunities for us.

    We also design, engineer, configure and integrate complex computer networking operations. These consulting and installation services include integrated local area and wide area networks with accompanying bridging, routing, multiplexing and switching hardware. Our core support services include a number of options designed to keep our clients' systems up and running, including factory authorized warranty and repair services. Some of the projects we have been engaged for have included enterprise LAN and WAN resolutions, operating system migrations, storage area network solutions, virtual private networks and firewall security issues.

    We currently offer our clients the following services:

    - Consulting

    - Project design and engineering

    - Equipment/product procurement

    - Project management and integration

    - Documentation

    - Service and maintenance

    - E-commerce solutions (through our equity owned affiliate, Zengine, Inc.)

    - Rental and staging

SUPPLIERS

    The products we sell are manufactured by over 500 original equipment manufacturers, including Sharp, NEC, InFocus/Proxima, Lexmark, Sony, Hitachi and Epson. Approximately 44% and 40% of our product purchases were supplied by our ten largest original equipment manufacturers in 1999 and 2000, respectively. No supplier represented 10% or more of our total product purchases in 2000.

SALES AND MARKETING

    We have historically sold our products to approximately 50,000 middle-market and smaller companies and to governmental, educational, wholesale and retail customers, including federal, state and local governmental agencies, universities and hospitals and to computer supply dealers. As the systems integration business has grown, we have also begun to target and sell to larger, more substantial corporate and institutional clients. No single customer accounted for more than 10% of our sales in 2000. As of June 30, 2001, we had a backlog of approximately $129 million for integration projects. This backlog represents agreements which are in various stages of completion.

    Our sales force provides national coverage and, as of June 30, 2001, consisted of 785 full-time sales representatives that work out of our 118 sales locations throughout North America.

    The direct sales force markets our products and services by direct personal contact, using our management information systems which provide the sales representative the ability to quote a price to the client within a range which maintains our gross margins but gives the sales representative the flexibility to price products competitively. The sales force works with our clients to simplify and reduce the cost of the product procurement process by providing customized facsimile and online order forms, EDI processing and customized billing and shipping, and the option to become an e-commerce purchaser using a secure extranet directly connected to our warehouse which is operated and maintained by our affiliate Zengine, Inc. Outbound telemarketing sales are primarily directed to federal government and other corporate clients, who have the authority to make their own purchases or are purchasing specific products under master contracts with specific manufacturers and which, in part, represent sales in markets in which we do not have a sales location.

    We believe that our ability to maintain and grow our client and net sales base will depend, in part, on our ability to maintain a high level of customer satisfaction, as well as competitive prices. We believe that our clients typically purchase products based on an established long-term business relationship with their primary suppliers. We establish and maintain relationships with our clients by assigning a sales and an in-house customer service representative to most of them. Sales representatives have frequent contact with their clients and are responsible for increasing account penetration and providing customer service. Sales representatives also are responsible for marketing efforts directed to prospective clients and for responding to all bid and/or contract proposal requests for their existing and prospective customers.

    We also use an in-house marketing department which assists our sales representatives by generating leads and sales from existing accounts resulting from direct mail advertisements and questionnaires and from direct telephone solicitations.

DISTRIBUTION

    In January 2000, we began to use a single point distribution model for a majority of our product shipments through a 250,000 square foot distribution and product configuration center located in Erlanger, Kentucky. The facility's strategic location, which is geographically central to our national customer base, provides us with the ability to ship products to virtually any point in the continental United States. Our relationship with FedEx Corp., which allows for next day, two-day or ground service delivery nationwide, gives us strong distribution capabilities. Distributing the bulk of our customer orders through this facility provides us the opportunity to leverage the overall cost of inventory, passing on cost savings to our clients.

EMPLOYEES

    As of June 30, 2001, we had 2,299 full-time employees. None of our employees are represented by a labor union, and we have never suffered an interruption of business as a result of a labor dispute. We consider our relations with our employees to be excellent.

COMPETITION

    Our primary competitors include:

    - audio-visual equipment dealers;

    - companies that rent and sell audio-visual equipment, primarily in connection with staging services for trade shows and other corporate events;

    - independent design consulting firms;

    - major full service office products distributors, other regional and national computer supply distributors, office products superstores and direct mail order companies;

    - electrical contractors;

    - manufacturers' sales and service divisions;

    - consumer electronics chains; and

    - the in-house communications staffs of many clients and potential clients.

    The industry in which we operate is highly fragmented and moderately competitive. We believe that the industry will further consolidate in the future and consequently become more competitive. Increased competition may result in greater price discounting which may have a negative impact on the industry's gross margins.

INTELLECTUAL PROPERTY

    We maintain a service mark on our name and symbol "MCSi," the circle logo design, the slogan "MCSi Media Consultants. Systems Integrators," and other names and logos. All other trademarks or service marks referred to in this prospectus supplement are trademarks or service marks of the respective entities that own them.

                                  THE OFFERING

Common stock offered...............................  4,000,000 shares

Common stock to be outstanding after the             16,375,272 shares
  offering(1)......................................

Use of proceeds....................................  Of the $43.2 million of net proceeds, we expect to use substantially all to
                                                     repay a portion of our $181 million
                                                     credit facility and the remainder will
                                                     be used for general corporate purposes.
                                                     General corporate purposes include
                                                     acquisitions, investments, capital
                                                     expenditures, repurchase of our common
                                                     stock and other corporate purposes
                                                     determined, from time to time in the
                                                     future, by management. We intend to
                                                     invest the net proceeds in
                                                     interest-earning short term securities
                                                     until they are deployed for such
                                                     purposes.

Nasdaq National Market symbol......................  MCSI

------------------------

(1) Based on 12,375,272 shares of common stock outstanding as of August 14, 2001. Excludes shares of common stock reserved for future issuance under our stock option plans.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events or our future financial performance. These statements include but are not limited to statements regarding our beliefs as to the markets for our products and services and our projections relating to our financial performance in future periods. In some cases, you can identify our forward-looking statements by terminology such as "may," "will," "should," "expects," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors" beginning on page 3 of the prospectus, that may cause our achievements to differ from those expressed or implied by such forward-looking statements. Before deciding to purchase our common stock you should carefully consider the risks described in the "Risk Factors" section of the prospectus, in addition to the other information set forth in this prospectus supplement, the prospectus and in the documents incorporated by reference in the prospectus.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We do not intend to update any of the forward-looking statements after the date of this prospectus supplement to conform such statement to actual results except as required by law.

                                USE OF PROCEEDS

    We estimate that the net proceeds we will receive from this common stock offering will be approximately $43.2 million, after deducting the underwriting discount of $2.3 million and estimated offering expenses of approximately $500,000, at a public offering price of $11.50 per share.

    We intend to use substantially all of the net proceeds from this offering to repay a portion of our $181 million credit facility with PNC Bank, N.A. and six other banks, of which $163.5 million was outstanding at June 30, 2001, and the remainder for general corporate purposes, including acquisitions, investments, capital expenditures, repurchase of our common stock and other corporate purposes to be determined by management from time to time in the future.

    Except for the repayment of our bank debt noted above, we have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. Pending application of the net proceeds as described above, we intend to invest the net proceeds of the offering in short-term, investment-grade, and interest-earning securities.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of June 30, 2001 and as adjusted to reflect the sale of common stock offered by us in this offering at the public offering price of $11.50 per share, after deducting underwriting commissions and estimated offering expenses of $500,000 payable by us. You should read this information in conjunction with our consolidated financial statements and the notes to those financial statements which are incorporated by reference into the prospectus.

                                                               AS OF JUNE 30, 2001
                                                              ----------------------
                                                                         AS ADJUSTED
                                                                           FOR THE
                                                               ACTUAL     OFFERING
                                                              --------   -----------
                                                                  (IN THOUSANDS)
Short-term debt.............................................  $ 21,585     $    585
                                                              ========     ========
Long-term debt..............................................  $166,461     $144,261
                                                              ========     ========
Stockholders Equity:
Preferred stock, no par value; 5,000,000 shares authorized,
  none outstanding..........................................  $     --     $     --
Common stock, no par value; 30,000,000 shares authorized,
  12,784,968 shares issued and outstanding, actual;
  16,784,968 shares issued and outstanding, as adjusted.....        --           --
Additional paid-in capital..................................   126,994      170,194
Retained earnings...........................................    46,388       46,388
Cumulative other comprehensive income (loss)................      (800)        (800)
Treasury stock, at cost (396,064 shares)....................    (7,780)      (7,780)
                                                              --------     --------
    Total stockholders' equity..............................  $164,802     $208,002
                                                              ========     ========

                                DIVIDEND POLICY

    The declaration of cash dividends is at the discretion of our board of directors, and is limited by our borrowing arrangements. No cash dividends on the common stock have been declared or paid by us to date.

                            COMMON STOCK PRICE RANGE

    The common stock is listed and trades on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol "MCSI," (formerly, "MCSC"). The following table sets forth for the periods indicated the high and low closing sale price for the common stock as reported by the Nasdaq National Market.

                                               1999                  2000                  2001
                                        -------------------   -------------------   -------------------
QUARTER ENDED                             HIGH       LOW        HIGH       LOW        HIGH       LOW
-------------                           --------   --------   --------   --------   --------   --------
March 31..............................  $28.063    $19.000    $36.375    $27.750    $22.875    $13.625
June 30...............................   21.000     17.250     32.250     20.000     18.950     13.400
September 30..........................   21.500     15.750     34.938     18.984     15.650*    11.000*
December 31...........................   42.500     15.750     32.375     21.375         --         --

------------------------

*   Through August 14, 2001

    As of June 30, 2001, we had 265 shareholders of record and in excess of 3,000 beneficial holders.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected financial data set forth below for the five years ended December 31, 2000, has been derived from our financial statements which have been audited by PricewaterhouseCoopers LLP, independent accountants, whose report is incorporated by reference in this prospectus supplement. The unaudited interim financial data for the six month periods ended June 30, 2001 and 2000 has been derived from our unaudited interim financial statements, which in the opinion of management, included all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation thereof. The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our financial statements and the accompanying notes thereto incorporated by reference in the prospectus.

                                                                                                 SIX MONTHS
                                              YEAR ENDED DECEMBER 31,                          ENDED JUNE 30,
STATEMENT OF OPERATIONS     -----------------------------------------------------------   -------------------------
DATA(1):                      1996        1997        1998         1999         2000         2000          2001
-----------------------     ---------   ---------   ---------   ----------   ----------   -----------   -----------
                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales.................  $  63,428   $ 107,487   $ 313,762   $  686,749   $  895,678   $   439,577   $   466,699
Cost of sales.............     52,061      88,190     246,670      546,618      688,268       343,636       343,598
                            ---------   ---------   ---------   ----------   ----------   -----------   -----------
Gross profit..............     11,367      19,297      67,092      140,131      207,410        95,941       123,101
Selling, general and
  administrative
  expenses................      9,171      15,441      53,389      111,537      165,813        76,788        99,592
                            ---------   ---------   ---------   ----------   ----------   -----------   -----------
Operating income..........      2,196       3,856      13,703       28,594       41,597        19,153        23,509
Interest expense..........       (312)       (180)     (2,611)      (9,773)     (15,381)       (7,180)       (9,815)
Other (expense) income....        (11)         43         227          710          (64)          606          (377)
                            ---------   ---------   ---------   ----------   ----------   -----------   -----------
Income before income
  taxes...................      1,873       3,719      11,319       19,531       26,152        12,579        13,317
Provision for income
  taxes...................        756       1,507       4,994        8,393       10,927         5,359         5,567
                            ---------   ---------   ---------   ----------   ----------   -----------   -----------
Net income................  $   1,117   $   2,212   $   6,325   $   11,138   $   15,225   $     7,220   $     7,750
                            =========   =========   =========   ==========   ==========   ===========   ===========
Earnings per share of
  common stock--basic.....  $    0.29   $    0.39   $    0.66   $     0.95   $     1.21   $      0.57   $      0.62
                            =========   =========   =========   ==========   ==========   ===========   ===========
Earnings per share of
  common stock--diluted...  $    0.29   $    0.39   $    0.65   $     0.93   $     1.19   $      0.57   $      0.62
                            =========   =========   =========   ==========   ==========   ===========   ===========
Weighted average number of
  common shares
  outstanding--basic......  3,798,599   5,671,833   9,536,957   11,548,589   12,302,220    12,224,110    12,462,129
                            =========   =========   =========   ==========   ==========   ===========   ===========
Weighted average number of
  common shares
  outstanding--diluted....  3,814,139   5,722,440   9,677,285   11,732,355   12,592,997    12,492,034    12,565,957
                            =========   =========   =========   ==========   ==========   ===========   ===========

OTHER SELECTED DATA:
--------------------------

Gross margin percentage...      17.9%       18.0%       21.4%        20.4%        23.2%         21.8%         26.4%
Operating income
  percentage..............       3.5%        3.6%        4.4%         4.2%         4.6%          4.4%          5.0%

                                                                  AT DECEMBER 31,
                                                ----------------------------------------------------   AT JUNE 30,
BALANCE SHEET DATA(1):                            1996       1997       1998       1999       2000         2001
----------------------                          --------   --------   --------   --------   --------   ------------
                                                                      (DOLLARS IN THOUSANDS)
Working capital...............................  $10,211    $ 8,188    $ 81,334   $110,209   $109,526     $106,388
Total assets..................................   17,775     49,921     247,029    354,278    474,483      470,317
Long-term debt................................       65        112     107,906    149,461    166,326      166,461
Redeemable minority interest in subsidiary....       --         --          --      3,977         --           --
Stockholders' equity..........................   12,073     25,031      97,194    122,179    160,808      164,802

------------------------------

(1) Since its initial public offering in 1996, MCSi has been involved in an active acquisition program. See Note 3 to the Consolidated Financial Statements for the year ended December 31, 2000.

                             PRO FORMA INFORMATION

    Assuming we used all of the proceeds of this offering to pay down a portion of our revolving line of credit, it is likely that there will be dilutive impact on our earning per share. The following table illustrates the impact, on a pro forma basis, of the use of $43.2 million of net proceeds from this offering to repay a portion of our outstanding revolving line of credit assuming the offering had occurred on the first day of each period shown (in thousands except share and per share data):

                                                      YEAR ENDED             SIX MONTHS ENDED
                                                   DECEMBER 31, 2000           JUNE 30, 2001
                                                -----------------------   -----------------------
                                                HISTORICAL   PRO FORMA    HISTORICAL   PRO FORMA
                                                ----------   ----------   ----------   ----------
Net income as reported........................  $   15,225   $   15,225   $    7,750   $    7,750
Interest savings on reduction of borrowings of
  $43,200 computed at our average borrowing
  rate for the period.........................          --        3,672           --        2,160
Related income tax effect.....................          --       (1,535)          --         (903)
                                                ----------   ----------   ----------   ----------
Net income....................................      15,225       17,362        7,750        9,007
                                                ==========   ==========   ==========   ==========
Weighted average number of common shares
  outstanding--basic..........................  12,302,220   16,302,220   12,462,129   16,462,129
                                                ==========   ==========   ==========   ==========
Weighted average number of common shares
  outstanding--diluted........................  12,592,997   16,592,997   12,565,957   16,565,957
                                                ==========   ==========   ==========   ==========
Earnings per share of common stock--basic.....  $     1.21   $     1.05   $     0.62   $     0.55
                                                ==========   ==========   ==========   ==========
Earnings per share of common stock--diluted...  $     1.19   $     1.03   $     0.62   $     0.54
                                                ==========   ==========   ==========   ==========

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    We are authorized to issue 30,000,000 shares of common stock, no par value per share, and 5,000,000 shares of preferred stock, no par value per share. As of August 14, 2001, there were 12,375,272 shares of common stock outstanding and no shares of preferred stock outstanding.

    The following summary description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, the description of our capital stock contained in our articles of incorporation, a copy of which has been filed with the Securities and Exchange Commission. Reference is made to the articles of incorporation for a detailed description of the provisions summarized below.

COMMON STOCK

    Subject to the prior rights of the holders of any shares of preferred stock that may be outstanding, we may pay dividends on the common stock as declared from time to time by the board of directors out of funds legally available therefore. The holders of common stock will be entitled to receive and share equally in such dividends as may be declared by the board of directors. Except as provided in any resolution or resolutions adopted by the board of directors establishing any series of preferred stock, the holders of common stock possess exclusive voting rights in the Company. Each holder of shares of common stock is entitled to one vote for each share held on all matters voted upon by stockholders. No holder of the capital stock shall be permitted to cumulate his votes in the election of directors. Subject to the prior rights of the holders of any shares of preferred stock that may be outstanding, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the common stock would generally be entitled to receive pro rata, after payment of all debts and liabilities of the Company, all remaining assets of the Company available for distribution. Holders of the common stock do not have any preemptive rights with respect to any shares of capital stock of the Company. In addition, the common stock is not subject to any redemption provisions.

PREFERRED STOCK

    The board of directors has the authority to issue the preferred stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series, without any further vote or action by the Company's stockholders. The preferred stock may be issued in distinctly designated series, may be convertible into common stock and may rank prior to the common stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. Accordingly, the issuance of preferred stock could adversely affect the voting and other rights of holders of common stock.

ISSUANCE

    The authorized but unissued shares of preferred stock and the authorized but unissued and unreserved shares of common stock are available for issuance in future mergers or acquisitions, in a future underwritten public offering or private placement or for other general corporate purposes. Except as otherwise required to approve a transaction in which the additional authorized shares of common or preferred stock would be issued or as may be required by the National Association of Securities Dealers, Inc. to maintain the quotation of the common stock on the Nasdaq National Market, no stockholder approval would be required for the issuance of these shares. The issuance of common or preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the market price of, and the voting and other rights of, the holders of common stock. Except for the offering, and in connection with future acquisitions of systems integration companies, we have no current plans to issue any shares of common or preferred stock.

REGISTRATION RIGHTS

    Shareholders holding approximately 367,000 shares of our common stock at June 30, 2001 had either demand or "piggy-back" registration rights. Demand registration rights entitles the holder to cause us to register his or her shares of common stock. Piggy-back registration rights allow the holder to include his or her shares of common stock in registration statements we file. All persons that have demand or piggy-back registration rights have not had their shares included in this offering pursuant to the terms of their registration rights agreements with the Company.

TRANSFER AGENT

    The transfer agent for the common stock is the Registrar and Transfer Company, Cranford, New Jersey.

RESTRICTIONS ON ACQUISITION OF THE COMPANY

    Certain sections of our articles of incorporation and Bylaws and certain provisions of the Maryland General Corporation Law could have the effect of discouraging a future attempt to acquire control of the Company which could result in stockholders receiving a premium for their shares over then current market prices. Such provisions include, but are not limited to, compliance with notice provisions for stockholder nominations and stockholder proposals, a limitation on who may call a special meeting of stockholders, a super-majority vote requirement in the event of a proposed "business combination" and a super-majority vote requirement to amend the articles of incorporation, as well as a state "control share acquisition" statute. Reference is made to copies of the articles of incorporation and bylaws which are incorporated herein by reference.

    The board of directors believes that the foregoing provisions are prudent, and together with applicable state law, will reduce our vulnerability to hostile takeover attempts and certain other transactions that are not negotiated with and/or approved by the board of directors.

                                  UNDERWRITING

    The several underwriters named below, for which Friedman, Billings, Ramsey & Co., Inc. and William Blair & Company, L.L.C., are acting as representatives, have severally agreed, subject to the terms and conditions set forth in the underwriting agreement among MCSi and the underwriters, to purchase from MCSi, and MCSi has agreed to sell to each of the underwriters, the respective number of shares of common stock set forth opposite each underwriter's name in the table below.

UNDERWRITER                                                   NUMBER OF SHARES
-----------                                                   ----------------
Friedman, Billings, Ramsey & Co., Inc.......................     2,400,000
William Blair & Company, L.L.C..............................     1,600,000
                                                                 ---------
  Total.....................................................     4,000,000
                                                                 =========

    This offering will be underwritten on a firm commitment basis. In the underwriting agreement, the underwriters have agreed, subject to the terms and conditions set forth therein, to purchase the shares of common stock being sold pursuant thereto at a price per share equal to the public offering price less the underwriting discount specified on the cover page of this prospectus supplement. According to the terms of the underwriting agreement, the underwriters will either purchase all of the shares or none of them. In the event of default by any underwriter, in certain circumstances the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

    The representatives of the underwriters have advised MCSi that the underwriters will offer the shares of common stock to the public at the public offering price specified on the cover page of this prospectus supplement. The underwriters may also offer the shares to dealers at the public offering price less a concession of up to $0.34 per share. The underwriters may allow, and these dealers may re-allow, a concession of up to $0.10 per share to certain other dealers. The underwriters will offer the shares subject to prior sale and subject to receipt and acceptance of the shares by the underwriters. The underwriters may reject any order to purchase shares in whole or in part. The underwriters expect that MCSi will deliver the shares to the underwriters through the facilities of the Depository Trust Company in New York, New York on or about August 20, 2001. At that time, the underwriters will pay MCSi for the shares in immediately available funds. After the commencement of the offering, the representatives may change the public offering price and the other selling terms.

    The underwriters have the option to purchase up to an aggregate of 600,000 additional shares of common stock from MCSi at the same price they are paying for the 4,000,000 shares offered hereby in the underwritten public offering. The underwriters may purchase additional shares only to cover over-allotments made in connection with this offering and only within 30 days after the date of this prospectus. If the underwriters decide to exercise this over-allotment option, each underwriter will be required to purchase additional shares in approximately the same proportion as set forth in the table above. The underwriters will offer any additional shares that they purchase on the terms described in the preceding paragraph.

    The following table summarizes the compensation to be paid by MCSi to the underwriters:

                                                        PER SHARE      TOTAL
                                                        ---------   -----------
Public offering price.................................   $11.50     $46,000,000
Underwriting discount paid by MCSi....................   $ 0.58     $ 2,300,000

    MCSi estimates the expenses of this offering payable by MCSi, excluding the underwriting discount, to be $500,000.

    MCSi has agreed to indemnify the underwriters and their controlling persons against specific liabilities, including liabilities under the Securities Act.

    MCSi, its executive officers and directors, and significant stockholders have agreed not to sell or transfer any shares of common stock, or to engage in hedging transactions with respect to the common stock, for a period of 90 days from the date of this prospectus without the consent of the underwriters. After giving effect to this offering, stockholders who have agreed to this lock-up arrangement will hold an aggregate of 1,325,109 shares of common stock and exercisable options to purchase 521,000 shares of common stock.

    In connection with this offering, the underwriters and other persons participating in this offering may engage in transactions which affect the market price of the common stock. These may include stabilizing and over-allotment transactions and purchases to cover syndicate short positions. Stabilizing transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock. Over-allotment involves selling more shares of common stock in this offering than are specified on the cover page of this prospectus, which results in a syndicate short position. The underwriters may cover this short position by purchasing common stock in the open market and by exercising the overallotment option. In addition, the representatives of the underwriters may impose a penalty bid. This allows the representatives to reclaim the selling concession allowed to an underwriter or selling group member if common stock sold by such underwriter or selling group member in this offering is repurchased by the representatives in stabilizing or syndicate short covering transactions. These transactions, which may be effected on the Nasdaq National Market or otherwise, may stabilize, maintain or otherwise affect the market price of the common stock and could cause the price to be higher than it would be without these transactions. The underwriters and other participants in this offering are not required to engage in any of these activities and may discontinue any of these activities at any time without notice. Neither MCSi nor any of the underwriters makes any representation or prediction as to whether the underwriters will engage in these transactions or choose to discontinue any transactions engaged in or as to the direction or magnitude of any effect that these transactions may have on the price of the common stock.

    In addition, in connection with this offering, certain of the underwriters and other persons participating in this offering may engage in passive market making transactions in the common stock on the Nasdaq National Market prior to the pricing and completion of the offering. Passive market making consists of displaying bids on the Nasdaq National Market no higher than the bid prices of independent market makers and making purchases at prices no higher than those independent bids and effected in response to order flow. Net purchase by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. If passive market making is commenced, it may be discontinued at any time.

    The representatives of the underwriters have advised MCSi that the underwriters do not intend to confirm, without client authorization, sales to any account over which they exercise discretionary authority.

    The common stock is traded on the Nasdaq National Market under the symbol "MCSI."

    fbr.com, a division of FBR Investment Services, Inc., which is an affiliate of Friedman, Billings, Ramsey & Co., Inc., will be providing an Internet distribution channel for this offering. Friedman, Billings, Ramsey & Co., Inc., one of the managing underwriters of this offering, has agreed to allocate a limited number of shares to fbr.com for sale to its online brokerage account holders. An electronic prospectus is available on the Web site maintained by fbr.com. Other than the prospectus in electronic format, the information on the fbr.com Web site relating to this offering is not a part of this prospectus and should not be relied upon by prospective investors.

    Friedman Billings Ramsey and William Blair have performed certain investment banking and advisory services for MCSi from time to time for which they have received customary fees and expenses. The representatives may in the future, from time to time, engage in transactions with and perform services for MCSi in the ordinary course of their business.

                                 LEGAL MATTERS

    The validity of the common stock offered hereby will be passed upon for us by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C. Certain legal matters in connection with this offering will be passed upon for the underwriters by Wachtell, Lipton, Rosen & Katz, New York, New York. As of the date of this prospectus supplement, certain members of Elias, Matz, Tiernan & Herrick L.L.P. owned approximately 255,000 shares of common stock.

                                    EXPERTS

    The consolidated financial statements of MCSi incorporated by reference in this prospectus to the Annual Report on Form 10-K of MCSi for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

                                5,000,000 SHARES
                                   MCSI, INC.
                                  COMMON STOCK

    We are offering up to 5,000,000 shares of our common stock which we may sell from time to time in one or more offerings. We will provide specific terms of these sales in supplements to this prospectus. You should read this prospectus and each supplement carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

    The common stock currently trades on the Nasdaq National Market under the symbol "MCSI." As of February 2, 2001, we had 12,513,455 shares of common stock issued and outstanding. On February 2, 2001, the last reported closing sale price of the common stock on the Nasdaq National Market was $19.25 per share.

    INVESTING IN THE COMMON STOCK INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                             ---------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                THE DATE OF THIS PROSPECTUS IS FEBRUARY 2, 2001

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
About This Prospectus.......................................     ii
Prospectus Summary..........................................      1
Risk Factors................................................      3
Use of Proceeds.............................................      5
Plan of Distribution........................................      6
Legal Matters...............................................      7
Experts.....................................................      7
Where You Can Find More Information.........................      7

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may offer, from time to time, shares of common stock covered by this prospectus in one or more offerings. This prospectus provides you with a general description of the transactions in which we may sell our common stock. Each time we sell any common stock under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading "Where You Can Find More Information."

    This prospectus omits certain information contained in the registration statement as permitted by the SEC. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete. In each instance, you are referenced to the copy of the contract or other document filed as an exhibit to the registration statement or incorporated by reference. You may read and copy the information in the registration statement at the locations described under the heading "Where You Can Find More Information."

    We have obtained Federal service mark registration of the names "Miami Computer Supply Corporation--Registered Trademark," "Miami Computer Supply International- Registered Trademark," the slogan "Computer Supplies. Right. Now. Registered Trademark," "MCSI--Registered Trademark" and the associated company logo. All other trademarks or registered trademarks or service marks appearing in this prospectus or the documents incorporated by reference are trademarks or registered trademarks or service marks of the respective companies that utilize them.

    References in this prospectus to "we," "our," "us," "MCSi," or "the company" refer to MCSi, Inc. and its wholly-owned subsidiaries.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. HOWEVER, IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE INFORMATION UNDER "RISK FACTORS" BEGINNING ON PAGE 3 BEFORE MAKING AN INVESTMENT DECISION.

                                  THE COMPANY

    We are a provider of integrated technical services and audio-visual presentation, broadcast and computer technology products. The convergence of audio, data, visual communications and computer network systems has created the need for sophisticated providers of these products with the ability to design, source, install and service complex systems. We believe that we are one of the country's leading designers and integrators of custom configured and integrated audio, video and data display, broadcasting, conferencing and networking systems. These systems are designed for use in board and conference rooms, lecture halls, theaters, command and control centers, museums, churches, professional broadcast facilities and streaming network facilities. Our 126 offices throughout the United States and Canada allow us to provide consistent services for projects of local, regional and national scope.

    - Our competitive strengths include:

    - Our highly skilled direct sales specialists that sell nationally known audio-visual presentation, broadcast, professional video, computer technology, multimedia conferencing and networking products.

    - Our technical service specialists that design, install and service sophisticated systems.

    - Our strong relationship with over 500 original equipment manufacturers, including Sharp Electronics, NEC, InFocus/Proxima, Lexmark, Sony, Hitachi and Epson.

    - Our selection of more than 75,000 different products: presentation products, including projectors and electronic whiteboards; broadcast and pro-video products, including document cameras; and computer technology products, including printers, computers and accessories.

    - Our long-standing relationships with more than 50,000 active customers, which include small to medium sized businesses as well as large corporations, governments and educational institutions.

    - The growing demand for complex integration projects from blue-chip clients, such as Boeing, Hewlett-Packard, McDonald's, Microsoft and Turner/Time-Warner.

    Our principal executive offices are located at 4750 Hempstead Station Drive, Dayton, Ohio, 45429 and our telephone number is (937) 291-8282. Our website is located is located at WWW.MCSINET.COM; information contained on our website is not a part of this prospectus.

                                  THE OFFERING

Common stock offered.................  5,000,000 shares

Common stock to be outstanding after
  the offering(1)....................  17,513,455 shares

Use of proceeds......................  Unless otherwise indicated in the applicable prospectus supplement, we anticipate that any
                                       net proceeds from the sale of the common
                                       stock that we may offer under this prospectus
                                       and any accompanying prospectus supplement
                                       will be used for general corporate purposes.
                                       General corporate purposes may include
                                       acquisitions, investments, repayment of debt,
                                       capital expenditures, repurchase of our
                                       capital stock and any other purposes that we
                                       may specify in any prospectus supplement. We
                                       may invest the net proceeds temporarily until
                                       we use them for their stated purpose.

Nasdaq National Market symbol........  MCSI

------------------------

(1) Based on 12,513,455 shares of common stock outstanding as of February 2, 2001. Excludes shares of common stock reserved for future issuance under our stock option plans.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS BEFORE PURCHASING ANY OF THE COMMON STOCK OFFERED BY THIS PROSPECTUS. YOU SHOULD ALSO CONSIDER THE OTHER INFORMATION IN THIS PROSPECTUS AND THE INFORMATION INCORPORATED BY REFERENCE. THE CAUTIONARY STATEMENTS BELOW AND IN THE DOCUMENTS INCORPORATED BY REFERENCE SHOULD BE READ AS ACCOMPANYING FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED BY REFERENCE. THE RISKS DESCRIBED IN THE STATEMENTS BELOW COULD CAUSE OUR RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN OR INDICATED BY THE FORWARD-LOOKING STATEMENTS.

    SOME STATEMENTS IN THIS PROSPECTUS CONSTITUTE FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE OUR ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS INCLUDE THOSE DESCRIBED IN "RISK FACTORS." THE WORDS "BELIEVE," "ANTICIPATE," "EXPECT," "ESTIMATE," "INTEND" AND SIMILAR EXPRESSIONS IDENTIFY FORWARD-LOOKING STATEMENTS. SIMILARLY, STATEMENTS THAT DESCRIBE OUR FUTURE PLANS, OBJECTIVES AND GOALS ARE ALSO FORWARD-LOOKING STATEMENTS. THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS MAY PROVE TO BE INACCURATE. IN ADDITION, THERE MAY BE EVENTS IN THE FUTURE THAT WE ARE NOT ACCURATELY ABLE TO PREDICT OR OVER WHICH WE HAVE NO CONTROL. IN LIGHT OF THE SIGNIFICANT UNCERTAINTIES INHERENT IN THESE FORWARD-LOOKING STATEMENTS, YOU SHOULD NOT CONSIDER THIS INFORMATION TO BE A GUARANTEE BY US OR ANY OTHER PERSON THAT OUR OBJECTIVES AND PLANS WILL BE ACHIEVED. BEFORE YOU INVEST IN THE COMMON STOCK, YOU SHOULD BE AWARE THAT THE OCCURRENCE OF ANY OF THE EVENTS DESCRIBED IN THE RISK FACTORS SET FORTH BELOW COULD HAVE A MATERIALLY ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATION. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

OUR FUTURE RESULTS MAY SUFFER IF WE ARE UNABLE TO EFFECTIVELY MANAGE OUR RAPID GROWTH.

    We expect to experience continued rapid growth resulting in new and increased responsibilities for management personnel and increased demands on our operating and financial systems and resources. To effectively manage future growth, we must continue to expand our operational, financial and management information systems and to train, motivate and manage our work force. There can be no assurance that our operational, financial and management information systems will be adequate to support our future operations. Failure to expand our operational, financial and management information systems or to train, motivate or manage employees could have a material adverse effect on our operating results and financial condition.

IF WE LOSE OUR KEY PERSONNEL, OR FAIL TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL, THE SUCCESS AND GROWTH OF OUR BUSINESS MAY SUFFER.

    We rely on certain key executives, including our chairman and chief executive officer and other senior management. There can be no assurance that we can retain our executive officers and key personnel or attract additional qualified management in the future. The loss of services of one or more of our key executives could disrupt and have a material adverse effect on our operating results and financial condition.

OUR OPERATIONS AND FUTURE RESULTS ARE SUBJECT TO NUMEROUS RISKS RELATED TO ACQUISITIONS.

    We have, in the past, pursued a strategy of acquiring computer technology product and systems integration companies. We intend to continue to make selective acquisitions, primarily of audio, video, and data display, broadcasting, conferencing and networking systems integrators. These acquisitions could result in the following risks:

    - We may issue additional common stock without stockholder approval to finance acquisitions, which would dilute current stockholders and could depress our stock price;

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    - our need for additional financing to fund acquisitions may restrict our business and make us highly leveraged;

    - our future financial results may suffer if we are unable to successfully integrate our acquisitions;

    - We may be required to take a charge against income, which could be substantial, if the "goodwill" obtained (i.e., the difference between the price paid and the fair value of the net assets we acquired) is determined to be impaired and required by generally accepted accounting to be written off;

    - any international acquisitions we make could subject us to currency exchange risks, different legal requirements, political and economic risks relating to the stability of foreign governments, difficulties in staffing foreign operations, cultural differences and other similar risks; and

    - our future results may suffer if we are unable to successfully integrate our acquisitions.

INTENSE AND INCREASING COMPETITION IN OUR INDUSTRY MAY DECREASE OUR GROSS MARGINS AND HARM OUR BUSINESS.

    The industry in which we operate is highly competitive. We compete with regional and local systems integrators and with major full-service office products distributors, other national and regional computer supply distributors, office products superstores, direct mail order companies, and, to a lesser extent, non-specialized retailers. Certain of our competitors, such as office products superstores and major full-service office products distributors, are larger and have substantially greater financial and other resources and purchasing power than we do. We believe that the industry will further consolidate in the future and consequently become more competitive. Increased competition may result in greater price discounting which will continue to have a negative impact on the industry's gross margins.

WE ARE DEPENDENT ON CERTAIN KEY SUPPLIERS AND OUR BUSINESS COULD BE HARMED IF WE LOST A KEY SUPPLIER OR A KEY SUPPLIER IMPOSED LESS FAVORABLE TERMS ON ITS RELATIONSHIP WITH US.

    Although we regularly carry products and accessories manufactured by approximately 500 original equipment manufacturers, 37.0% of our net sales in the nine months ended September 30, 2000 were derived from products supplied by the our ten largest suppliers. In addition, our business is dependent upon terms provided by our key suppliers, including pricing and related provisions, product availability and dealer authorizations. While we consider our relationships with our key suppliers, including Hewlett-Packard, Sharp and Lexmark to be good, there can be no assurance that these relationships will not be terminated or that such relationships will continue as presently in effect. In addition, changes by one or more of such key suppliers of their policies regarding distributors or volume discount schedules or other marketing programs applicable to us may have a material adverse effect on our business. Certain distribution agreements require us to make minimum annual purchases.

IF OUR MANAGEMENT INFORMATION SYSTEMS ARE DISRUPTED OR DO NOT WORK AS ANTICIPATED, OUR FUTURE RESULTS MAY BE ADVERSELY AFFECTED.

    Our operations depend, to a large extent, on our management information systems. Modifications to our computer systems and applications software will be necessary as we grow and respond to customer needs, technological developments, electronic commerce requirements and other factors. We are constantly upgrading and implementing our internal accounting and inventory control and distribution software programs. The modifications may:

    - cause disruptions in our operations;

    - delay the schedule for integrating newly acquired companies; or

    - cost more to design, implement or operate than currently budgeted.

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Any of these disruptions, delays or costs could have a material adverse effect on our operating results and financial condition.

    We do not currently have redundant computer systems or redundant dedicated communication lines linking our computers to our warehouses. The failure of our computer or communication systems could have a material adverse effect on our operating results and financial condition.

OUR EXECUTIVE OFFICERS AND DIRECTORS AND THEIR AFFILIATES OWN A LARGE PERCENTAGE OF OUR COMMON STOCK AND HAVE THE ABILITY TO MAKE DECISIONS THAT COULD ADVERSELY AFFECT OUR STOCK PRICE.

    Our directors and executive officers and officers of our subsidiaries currently beneficially own 1,637,334 shares of common stock representing approximately 12.8% of the outstanding shares of common stock. Consequently, management is in a position to exert significant influence over material matters relating to our business, including decisions regarding:

    - the election of our board of directors;

    - the acquisition or disposition of assets (in the ordinary course of our business or otherwise);

    - future issuances of common stock or other securities; and

    - the declaration and payment of dividends on the common stock.

Management also may be able to delay, make more difficult or prevent us from engaging in a business combination.

WE DO NOT EXPECT TO PAY ANY CASH DIVIDENDS IN THE FORESEEABLE FUTURE.

    We have not paid a cash dividend on our common stock since our initial public offering and currently expect to retain our future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying any cash dividends in the foreseeable future. In addition, our credit facility prohibits the payment of cash dividends.

OUR ARTICLES OF INCORPORATION AND BYLAWS, AS WELL AS MARYLAND LAW, CONTAIN PROVISIONS THAT COULD DISCOURAGE A TAKEOVER EVEN IF BENEFICIAL TO STOCKHOLDERS.

    - Our articles of incorporation and bylaws contain certain provisions which, among other things:

    - permit the establishment of a "staggered" board of directors;

    - limit the personal liability of and provide indemnification for our directors;

    - require that stockholders comply with certain requirements to nominate a director or submit a proposal before a meeting of stockholders;

    - limit the ability of stockholders to act by written consent; and

    - require a supermajority vote of stockholders if a "related person" (as defined) attempts to engage in a business combination with us.

    The Maryland General Corporation Law, which applies to us, has certain other provisions that also may be deemed to have antitakeover effects, including statutes that deal with control share acquisitions.

                                USE OF PROCEEDS

    Unless otherwise indicated in the applicable prospectus supplement, we anticipate that any net proceeds from the sale of the common stock that we may offer under this prospectus and any accompanying prospectus supplement will be used for general corporate purposes. General corporate purposes may include acquisitions, investments, repayment of debt, capital expenditures, repurchase of

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our capital stock and any other purposes that we may specify in any prospectus supplement. We may invest the net proceeds temporarily until we use them for their stated purpose.

                              PLAN OF DISTRIBUTION

    We may sell the common stock being offered pursuant to this prospectus directly to purchasers, to or through underwriters, through dealers or agents, or through a combination of such methods. The prospectus supplement with respect to the Common Stock being offered will set forth the terms of the offering, including the names of the underwriters, dealers or agents, if any, the purchase price, the net proceeds to MCSi, any underwriting discounts and other items constituting underwriters' compensation, and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges or automated quotation systems on which such securities may be listed.

    If underwriters are used in an offering, we will execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. If an underwriting syndicate is used, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If the underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

    If dealers are used in an offering, we will sell the securities to the dealers as principals. The dealers then may resell the securities to the public at varying prices which they determine at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

    The securities may be sold directly by us or through agents we designate. If agents are used in an offering, the names of the agents and the terms of the agency will be specified in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, the agents will act on a best-efforts basis for the period of their appointment.

    Dealers and agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the securities described therein. In addition, we may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales thereof.

    Underwriters, dealers and agents, may be entitled to indemnification by us against specific civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof, under underwriting or other agreements. The terms of any indemnification provisions will be set forth in a prospectus supplement. Certain underwriters, dealers or agents and their associates may engage in transactions with, and perform services for, us in the ordinary course of business.

    If so indicated in a prospectus supplement, we will directly, or authorize underwriters or other persons acting as our agents to, solicit offers by institutional investors to purchase securities immediately or pursuant to contracts providing for payment and delivery on a future date. We may enter into contracts with commercial and savings banks, insurance companies, pension funds, investment companies, education and charitable institutions and other institutional investors. The obligations of any institutional investor will be subject to the condition that its purchase of the offered

                                       6
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securities will not be illegal at the time of delivery. The underwriters and other agents will not be responsible for the validity or performance of contracts.

    The common stock is traded on the Nasdaq National Market under the symbol "MCSI." Any common stock sold pursuant to a prospectus supplement will be eligible for quotation and trading on Nasdaq, subject to official notice of issuance. Any underwriters to whom securities are sold by MCSi for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Such underwriters may also engage in transactions which could affect the market price of the common stock, including stabilizing, over-allotment transactions and purchases to cover syndicate short positions. These potential transactions will be described in greater detail, if applicable, in the prospectus supplement.

                                 LEGAL MATTERS

    The validity of the common stock offered by this prospectus will be passed upon for us by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C. As of the date of this prospectus, certain members of Elias, Matz, Tiernan & Herrick L.L.P. owned approximately 306,500 shares of common stock.

                                    EXPERTS

    The consolidated financial statements of MCSi, Inc. (formerly known as Miami Computer Supply Corporation) as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, incorporated in this prospectus by reference to the annual report on Form 10-K of MCSi, Inc. for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly, special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. For further information on the operation of the Public Reference Room, you may call the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public over the Internet at the SEC's website at http://www.sec.gov.

    The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents that we have filed with the SEC and our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of the common stock pursuant to this prospectus is completed:

    - Annual report on Form 10-K for the fiscal year ended December 31, 1999;

    - Quarterly reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;

    - Current reports on Form 8-K filed with the SEC on July 25, 2000, June 30, 2000, February 18, 2000 and February 14, 2000;

    - Definitive proxy materials for our annual meeting of stockholders held on May 9, 2000, filed with the SEC on April 13, 2000;

    - The description of the common stock contained in our registration statement on Form 8-A, filed with the SEC on October 15, 1996.

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    You may obtain a copy of these filings, at no cost, by writing to or calling us at the following address:

                                          Ira H. Stanley
                                          Vice President and Chief Financial
                                          Officer
                                          MCSi, Inc.
                                          4750 Hempstead Station Drive
                                          Dayton, Ohio 45429
                                          (937) 281-8282

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                           INSIDE BACK COVER GRAPHICS

Text:

Discover Networking

Envision Audio

Command Video

Explore Computing

Deliver Presentations

    [There are three pictures of integration projects for Turner Studios, KPMG and iBeam Broadcasting spread on page with above text]

[Logo]

                                4,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                               ------------------

                             PROSPECTUS SUPPLEMENT
                                AUGUST 14, 2001

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                            FRIEDMAN BILLINGS RAMSEY
                            WILLIAM BLAIR & COMPANY